                                                                   EXHIBIT 10.10

                         [Letterhead of Times Mirror]

PERSONAL & CONFIDENTIAL                        Robert F. Erburu
- -----------------------                        Chairman of the Board, President
                                               and Chief Executive Officer

May 1, 1995, amended and restated as of August 28, 1995


Mr. Mark H. Willes
320 Ridge Circle
Wayzata, Minnesota 55391

Dear Mark:

On behalf of the Times Mirror Board of Directors (the "Board"), I am pleased to confirm our invitation to you to join The Times Mirror Company (the "Company") as Chairman, President and Chief Executive Officer. This letter ("Letter") sets forth the details of our offer, including your compensation and benefits.

1.   Specific Position; Duties and Responsibilities.  Your initial position will
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be that of President and Chief Executive Officer, which you will assume following your retirement from General Mills on June 1, 1995 (when you will become an employee of the Company). On January 1, 1996 you will succeed me as Chairman of the Board. The duties which may be assigned to you shall be the usual and customary duties of those offices and will be consistent with the provisions of the charter documents of the Company or applicable law. You shall have such corporate power and authority as shall reasonably be required to enable the discharge of duties in any office that may be held.

2.   Compensation.
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     (a)  Base Salary.  Your starting base salary will be $750,000 per year,
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which will be paid in equal periodic installments at the Company's regular payroll intervals (currently biweekly). Your salary will be reviewed as of January 1, 1996 and annually thereafter and may be increased at the discretion of the Executive Personnel and Compensation Committee ("Compensation Committee") of the Board in accordance with the Company's executive compensation philosophy and programs then in effect. (A copy of the current executive compensation philosophy and programs of the Company has been provided to you.) Beginning in 1996, you will be eligible to defer a portion of your base salary into the Deferred Compensation Plan for Executives (the "Deferred Compensation Plan") in accordance with the terms of that plan.
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Mr. Mark H. Willes
Page 2


     (b)  Annual Bonus Incentive Award.  You will become a participant in the
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Corporate Officer's Bonus Incentive Plan as of your start date. Your annual bonus incentive target for 1995 will be $450,000. However, your bonus incentive award for 1995 will be no less than your target amount prorated to reflect your actual months of service during 1995. The Compensation Committee in its sole discretion may approve an award for 1995 which is larger than the guaranteed amount. In future years, your bonus incentive award will be dependent upon corporate and individual performance as determined by the Compensation Committee and the amount of bonus incentive award that you actually receive may be more or less than your target amount, from 0% to 200% of the target.

     For each year after 1995, your bonus incentive target will be reviewed and may be increased by the Compensation Committee. Beginning in 1996, you will be eligible to elect to defer all or a portion of your annual bonus incentive award into the Deferred Compensation Plan in accordance with the terms of that plan.

     (c)  Stock Options. You will be granted on May 1, 1995, a performance
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vesting option to purchase 108,000 shares of Times Mirror common stock under the
1992 Key Employee Long-Term Incentive Plan. The purchase price of those shares subject to the option will be at the "fair market value" of Times Mirror common stock on May 1, 1995, the date of your election by the Board. The term of the option will be ten (10) years and the timing of the right to exercise all or a portion of the option may accelerate in accordance with a schedule based on the performance of the Company.

     (d)  Deferred Cash Incentive Award.  As of your start date, you will be
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eligible to participate in the 1992 Key Employee Long-Term Incentive Plan, under which you will be eligible for a target Deferred Cash Incentive Award of $600,000. The payment of the Deferred Cash Incentive Award is based on the performance of the Company measured over a three year performance cycle -- the first cycle in which you will participate is called Cycle IV (1995 - 1997). Performance is based on the Times Mirror Value Management Total Shareholder Return ("TMVM TSR"). Depending on the TMVM TSR performance compared to specified goals, any payout of the Deferred Cash Incentive Award will be determined according to a schedule and may vary from 0% to 200%.

     (e)  Restricted Stock.  You will participate in the 1987 Restricted Stock
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Plan under which the Company will sell to you as of your start date, 35,000 shares of its common stock at a price of one dollar ($1.00) per share. These shares are subject to certain restrictions which prohibit sale, transfer or hypothecation until the restrictions are
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Mr. Mark H. Willes
Page 3


removed. The restrictions on these shares lapse in 25 percent (25%) increments on the 2nd, 3rd, 4th and 5th anniversaries from the date of sale.

     (f)  Retirement Benefits. You will be eligible to participate in the
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Company's retirement plans, which currently include a defined benefit Pension
Plan and a 401(k) Savings Plan, in accordance with the terms of those plans, and the Company's Excess Pension Plan, which is designed to provide pension benefits which would otherwise have been payable under the Pension Plan except for legal limitations.

     In addition, the Company will pay you a supplemental pension benefit upon your termination of employment with the Company, which is equal to the greater of: (i) the retirement benefits that you would receive as a participant in the Company's Supplemental Executive Retirement Plan (the "SERP") calculated in accordance with the terms of the SERP; or (ii) retirement benefits equal to the difference between (a) the projected benefit that you would have earned under the General Mills Retirement Income Plan ("RIP"), and any non-qualified defined benefit retirement plans designed to supplement the RIP ("RIP supplements"), determined as of your termination of employment with the Company as if you had continued in employment with General Mills to that date, assuming your covered compensation with General Mills had increased at 5% each year to your termination date and the provisions of the RIP currently in effect remain unchanged to your termination date less (b) the amount of benefit you are entitled to receive from General Mills under either the RIP or the RIP supplements payable as of your termination date with the Company less (c) any pension benefits that you may be entitled to receive from the Company under the Times Mirror Pension Plan and the Times Mirror Excess Pension Plan as a result of your employment with the Company as of your termination date.

     Any supplemental pension benefit paid pursuant to this paragraph 2 (f) shall be considered a non-qualified retirement benefit which will be unfunded, payable solely from the general assets of the Company, and will represent an unsecured promise to pay.

     (g)  Life Insurance and Health and Welfare Benefits. One month after your
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start date, you will be eligible to participate in the Company's life and health and welfare plans in accordance with the terms of those plans. These coverages currently include the benefits outlined in this section; however, these benefits may be changed at any time by the Company in accordance with the operation of these plans.

Mr. Mark H. Willes
Page 4


     Life insurance -- You will be eligible for Company-paid life insurance in the amount of $1,000,000 (1 1/2 times your annual base salary to a maximum of $1 million). In addition, subject to evidence of good health, you will be able to purchase optional Group Universal Life coverage from 1 - 5 times your annual base salary up to a maximum of $1 million. The Company will pay you an additional bonus amount each year equal to the estimated tax impact of the imputed income from the value of Company-paid life insurance in excess of $50,000.

     AD&D insurance -- You will be able to purchase optional Accidental Death & Dismemberment (AD&D) coverage from 1 - 5 times your annual base salary to a maximum of $1 million. This coverage provides an additional death benefit in the event you die as a result of an accident.

     Group Medical, Dental and Vision insurance -- You may purchase Company subsidized health care coverage, which includes options for a managed choice medical plan, preferred provider plan and several HMOs, details of which will be provided to you upon your start date. You may elect medical only, medical and dental, or dental coverage only for you and your eligible dependents. Vision care is available only as an option for you if you purchase medical coverage.

     Disability insurance -- The Company currently provides full salary continuation as a short-term disability benefit for the first 6 months of any disability. You may purchase employee-paid long-term disability insurance which will provide disability payments after 6 months of disability of 60% of your base salary to a maximum monthly benefit of $25,000.

     Business travel accident insurance -- As of your start date, you will automatically be covered by $500,000 of additional life insurance payable in the event you die as a result of an accident while on Company business.

     Tax saver accounts -- As of your start date, you will be eligible to participate in the health care and dependent care tax saver accounts, which let you use before-tax dollars to pay for certain out-of-pocket health care and dependent care expenses, up to a maximum of $5,000 for each account per year.

Mr. Mark H. Willes
Page 5


     (h)  Vacation. You will not accrue vacation days or personal holidays and
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will not be charged for time away from the office.

     (i)  Deferred Compensation Plan for Executives. You will be eligible to
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participate in the Deferred Compensation Plan in accordance with the terms of that plan. Under this plan, beginning in 1996, you may elect to defer payment of a portion of your base salary and/or all or a portion of your annual bonus incentive and/or your deferred cash incentive award(s).

     (j)  Other Fringe Benefits. You shall be entitled to fringe benefits in
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accordance with the plans, practices, programs and policies as in effect generally with respect to other senior officers of the Company, including the benefits outlined in this section. These benefits, which are subject to change, currently include use of executive dining room and health center, financial planning services (with a maximum reimbursement of $10,000 in the first year and up to $5,000 for each year thereafter), an annual executive physical, an annual allowance for spousal travel and club memberships (in your case $15,000 per annum), and a matching gifts program. You will also have a car and driver made available to you for your business use.

     (k)  Relocation Expenses.  The Company will:
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            (i)    pay all of your moving expenses, including costs of moving, any real estate commissions on the sale of your present home, all closing costs on the sales of your present home and the purchase of a new home, any loan origination fees and points incurred in connection with the purchase of a new home, a miscellaneous expense allowance equal to one month's base salary, and a gross-up payment to make you "whole" with respect to payment of federal, state, and local income taxes on reimbursements for any expenses which are not deductible for income tax purposes;

            (ii) pay all of the costs of owning and maintaining or renting a home in the Los Angeles area during the period in which you are living in Los Angeles and attempting to sell your home in Minnesota;

            (iii) Subject to final approval by the Compensation Committee, pay an amount equal to the difference, if greater, between the amount that you pay in mortgage interest payments, property taxes, homeowner's insurance, and neighborhood association fees for your Minnesota
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Mr. Mark H. Willes
Page 6


            residence and the same or similar fees that you incur following the purchase of your permanent Los Angeles residence for a period of up to ten (10) years (which amount will be grossed up to account for the additional tax burden resulting from this payment); and

            (iv) pay an amount equal to the costs and expenses incident to obtaining a loan or financing the purchase of your Los Angeles residence (which amount will be grossed up to offset the additional income tax burden resulting from this payment).

     In addition, at your option, the Company or its designee shall purchase your present home. The cash purchase price will be established as the average of two independent appraisals which shall be based on an assumption of resale of the property by the Company or its designee within six months of the date of appraisal; provided however, that in the event that the two appraisals vary from each other by more than five percent (5%) of the higher of the two appraisals, then a third independent appraisal shall be ordered. The appraised value shall then be computed by averaging the two closest appraisals. Your option to have the Company purchase your present home shall expire twelve (12) months after your purchase of a new home in connection with your relocation to California.

     (l)  Expenses.  You shall be entitled to receive reimbursement for all
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reasonable expenses incurred by you in connection with your employment with the
Company in accordance with policies, practices and procedures as in effect generally with respect to other senior officers of the Company.

3.   Severance Allowance.  If, prior to age sixty (60), you shall terminate
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employment for Good Reason or if the Company shall terminate your employment other than for Cause or Disability, the Company shall pay you the following amounts:

     Compensation continuation -- The Company shall pay to you the sum of your then current base salary plus your target bonus amount, in equivalent periodic installments at the Company's regular payroll intervals, for two
     (2) years after your termination of employment. This amount will not be changed after your termination of employment.

     Annual bonus incentive award -- At the beginning of the year following your termination, you shall receive payment of your annual bonus incentive award paid at 100% of target prorated for the number of months you actually worked

Mr. Mark H. Willes
Page 7


     during your year of termination (or such amount shall be deferred in accordance with any election you may have made under the Deferred Compensation Plan).

     Stock Options and Deferred Cash Incentive Award -- For purposes of payments under the 1992 Key Employee Long-Term Incentive Plan, your termination of employment will be considered as an early retirement and the rules regarding the exercise of your stock options and the payment of your Deferred Cash Incentive Award(s) shall be determined under the terms of the plan. Under the current terms of the plan, you shall continue to be eligible to exercise your stock options within three years from the date of early retirement. The payment of your Deferred Cash Incentive Award(s) will be paid at the end of the cycle(s), based on the payout according to performance during the cycle and prorated for the number of months of your employment during the cycle(s) (or such amount(s) shall be deferred in accordance with any election you may have made under the Deferred Compensation Plan).

     Restricted Stock -- With the consent of the Board the termination of your employment will be considered an early retirement and the Company will not exercise its right to repurchase such shares and restrictions imposed on the shares purchased will be removed.

     Retirement Benefits -- Benefits under the qualified retirement plans and the Company's Excess Pension Plan shall be paid in accordance with the terms of those plans. In addition, the Company will pay you the supplemental pension amount, determined as if your employment ended as of the end of the two years of compensation continuation.

     Health and Welfare Benefits -- You will be eligible for continued benefit coverages in accordance with COBRA and the terms of these plans. The Company will pay you an amount equal to the cost of the COBRA premiums for the period of time that coverage is available.

     Other Benefits -- Benefits under other programs shall be paid to you in accordance with their terms, except that the Company will continue to provide benefits for financial counseling services for one (1) year after your termination of employment.

     (a)  Good Reason.  Good Reason shall mean the assignment to you of any
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duties inconsistent in any respect with your position (including status, offices, titles and
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Mr. Mark H. Willes
Page 8


reporting requirements), authority, duties or responsibilities as contemplated by this Letter or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities.

     (b)  Cause.  Cause shall mean (i) the willful and continued failure by you
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to perform substantially your duties with the Company (other than such failure resulting from incapacity due to physical or mental illness) which is not remedied in a reasonable period of time after a written demand for substantial performance is delivered to you by the Board or the Chairman of the Compensation Committee which specifically identifies the manner in which the Board or the Chairman believes that you have not substantially performed your duties; (ii) your commission of an act of fraud or embezzlement against the Company or one of its subsidiaries; or (iii) your conviction of a felony.

4.   Other conditions of employment.  Consistent with our standard practice,
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this offer of employment and Letter is contingent on your successful completion of a pre-employment physical examination, including an alcohol and drug screen, prior to joining the Company. Finally, you will also be required to comply with the Company's Code of Conduct as a condition of your employment.

We look forward to your joining The Times Mirror Company. Your signing this Letter and returning it to me will indicate your acceptance of our offer.

Sincerely,

/s/ Bob

Robert F. Erburu
Chairman, President and CEO
The Times Mirror Company

Mr. Mark H. Willes
Page 9


I have read the terms of this Letter and I accept the offer of employment with the Times Mirror Company as Chairman, President and Chief Executive Officer.


/s/ Mark H. Willes
- --------------------------
Mark H. Willes

cc: Clayton W. Frye, Jr.